EXHIBIT 11

               INTERCELL INTERNATIONAL CORPORATION AND SUBSIDIARY
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)


                                Three Months Ended        Nine Months Ended
                             ------------------------  -----------------------
                                      June 30,                 June 30,
                             ------------------------  -----------------------

                                 2004         2003        2004         2003
                             ------------  ----------  -----------  ----------

Net loss                     $  ( 98,267)    (16,833)    (600,168)   ( 55,524)
                             ============  ==========  ===========  ==========

Weighted average number of
  common shares outstanding   20,070,046   8,651,251   19,803,529   8,651,251
Common equivalent shares
  representing shares
  issuable upon exercise of
  outstanding options and
  warrants and convertible
  stock                                -           -            -           -
                             ------------  ----------  -----------  ----------
                              20,070,046   8,651,251   19,803,529   8,651,251
                             ============  ==========  ===========  ==========
Basic and diluted loss per
  share applicable to
  common shareholders        $         *           *    (    0.03)   (   0.01)
                             ============  ==========  ===========  ==========



* Less than ($0.01) per share.

Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 12,663,850 at June 30, 2004 and 338,850 shares at June 30, 2003) would be to decrease net loss per share.